Exhibit 3.14

95 228 9001	0-0375575 FILED 9:00 AM Aug 15, 1995 EFFECTIVE RUFUS L. EDMISTEN SECRETARY OF STATE NORTH CAROLINA

ARTICLES OF INCORPORATION

OF

LEXINGTON COMMUNICATIONS, INC.

The undersigned, for the purpose of forming a business corporation under the laws of the State of North Carolina, does hereby make and acknowledge these Articles of Incorporation.

ARTICLE I

The name of the corporation is “Lexington Communications, Inc.”

ARTICLE II

The period of duration of the corporation is perpetual.

ARTICLE III

The purposes for which the corporation is organized are:

(a) To carry on the business of a telephone, telegraph, cable, and wireless company in the City of Lexington and surrounding area, County of Davidson in the State of North Carolina, or in any other state, territory or dependency of the United States, including the District of Columbia; to construct, maintain, and operate telephone, telegraph and cable lines located or to be located in any and all of said areas, to the end that this company shall engage in receiving, transmitting, distributing, radiating, or otherwise supplying to others, for public or private purposes, messages and communications of any and all kinds whatsoever, including news matter, photographs, motion pictures, signals, and other services of public or private information or interests, over wires or through space by means of electromagnetic waves or otherwise; and to assist in the development or utilization, in any way and by any and all such means as the corporation may deem appropriate for the furtherance of its interest, of methods or communication by means of electromagnetic waves, or by the use of electrical energy in any other manner.

(b) To manufacture, construct, acquire, purchase, sell and deal in all kinds of equipment, machinery, apparatus, and property used in the distribution or dismission of electricity, or used in or incident to the business of a telephone, telegraph, cable or wireless company, including cables, wires, lines, conduits, or other electrical conductors, exchanges, dynamos, accumulators, meters, lamps, engines, and any other merchandise or property.

(c) To do all and everything necessary, suitable, convenient or proper for the accomplishment of any and all the purposes, or the attainment of any one or more of the object herein enumerated or incident to the powers herein named, or as shall at any time appear conducive and expedient for the protection or benefit of the corporation whether as holder of, or interested in, any property or otherwise, with all the powers now, and which may be hereafter, conferred by the laws of the State of North Carolina upon corporations engaged in the business or businesses herein enumerated.

(d) To engage in any other lawful business for which a corporation may be organized under Chapter 55 of the General Statutes of North Carolina, as amended from time to time.

ARTICLE IV

The aggregate number of shares which the corporation shall have authority to issue is 300,000 divided into two (2) classes. The designation and number of shares of each class and the par value, if any, of the shares of each class, or a statement that the shares of any class are without par value, is as follows:

CLASS	NUMBER OF SHARES	PAR VALUE PER SHARE
Common Voting Capital Stock	100,000	None
Non-Voting, Class B, Common Stock	200,000	None

The preferences, limitations and relative rights of each class of shares are as follows:

COMMON VOTING CAPITAL STOCK

The authorized common voting capital stock of the corporation shall consist of one hundred thousand (100,000) shares having no par or nominal value, and such additional shares as may be hereafter authorized. All shares of this voting common stock shall be of equal dignity and equally entitled to vote and participate in the affairs, earnings and assets of the corporation.

The holders of voting common stock shall be entitled at any meeting of the shareholders of the corporation to one vote for each share held. All such shares shall be issued only as fully paid and non-assessable.

NON-VOTING. CLASS B. COMMON STOCK

The authorized non-voting, Class B, common stock of the corporation shall consist of two hundred thousand (200,000) shares having no par or nominal value, and such additional shares as may be hereafter authorized.

All shares of this class shall be identical with the common stock authorized, issued and outstanding except that this stock shall not, under any circumstances except as otherwise required by law, be entitled to vote, nor consent, nor be entitled to notice of meetings of common voting stock. All shares of the non-voting, Class B, common stock shall be issued only as fully paid and non-assessable and shall be issued by the Board of Directors of the corporation from time to time as the business may require, on terms and conditions prescribed by said Board of Directors in accordance with the provisions of this charter and applicable federal and state laws. The Board shall have the authority to set the price for which this stock may be sold, and said price may vary from time to time. The Board shall have the authority to issue and sell, as above provided, shares of the non-voting, Class B, common stock up to the total number of shares authorized in the corporation’s charter.

Each share of the two classes of common stock shall share equally in earnings, surplus, dividend or other distribution, and in the case of any stock dividends, each share shall be entitled to an equal proportion, per share, of the distribution in stock of its own class.

ARTICLE V

The name of the initial registered agent is: Richard G. Reese. The sheet address and county of the initial registered office of the corporation are: 200 North State Street, Lexington, Davidson County, North Carolina. The mailing address of the initial registered office is P. O. Box 808, Lexington, NC 27293-0808.

ARTICLE VI

(1) RIGHTS OF STOCKHOLDERS

The affirmative vote of the holders is 80% or more of the outstanding Voting Shares (as hereinafter defined), voting separately as a class, shall be required for the approval or authorization of any Business Combination (as hereinafter defined); provided, however, that the eighty percent (80%) voting requirements shall not be applicable and such Business Combination may be approved by the vote required by law and any other provision of this Charter if:

(A) The Business Combination was approved by the Board of Directors of the Company by the affirmative vote of at least two-thirds of the Continuing Directors (as hereinafter defined) at a regular or special meeting of the Board of Directors immediately preceding a duly called meeting of stockholders; provided, however that such approval shall only be effective if obtained at a meeting at which a Continuing Director Quorum (as hereinafter defined); is present; or

(B) All of the following conditions are satisfied:

(i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) of the property, securities or other considerations to be received per share of the capital stock of the Company in the Business Combinations by the holders of the capital stock of the Company, other than the Related Person (as hereinafter defined) involved in the Business Combination, is not less than the highest per share price (including brokerage commissions, soliciting dealers’ fees, dealer-management compensation and other expenses, including but not limited to, cost of newspaper advertisements, printing expenses and attorneys’ fees) paid by such Related Person in acquiring any of its holdings of the Company’s capital stock; and

(ii) The consideration to be received in such Business Combination by holders of capital stock other than the Related Person involved shall, except to the extent that a stockholder agrees otherwise as to all or part of the shares which he or she owns, be in the same form and of the same kind as the consideration paid by the Related Person in acquiring capital stock already owned by it; provided, however, if the Related Person has paid for shares of capital stock with varying forms of consideration, the form of consideration for shares of capital stock acquired in the Business Combination by the Related Person shall be either cash or the form used to acquire the largest number of shares of capital stock previously acquired by it; and

(iii) A proxy statement in conformity with the requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether or not the Company is then subject to such requirements, shall be mailed to the stockholders of the Company and shall contain at the front thereof in a prominent place (a) any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors may choose to state, and (b) the opinion of a reputable investment banking or appraisal firm selected by the Continuing Directors as to the fairness of the terms of such Business Combination, from the point of view of all the stockholders (other than any Related Person) of the Company.

(2) Definitions and Terms

(A) Definitions With Respect to Section. For purposes of this Article VI the following terms shall be defined as follows:

(i) The term “Business Combination” shall mean any transaction in connection with a combination, acquisition, or purchase or sale of a substantial portion of the assets of the Company or a subsidiary thereof (a purchase or sale of 20% or more of the total assets of the Company or a subsidiary as of the end of the most recent quarterly period being deemed as “substantial”) with, by, or into a Related Person, but excluding any reorganization or recombination initiated by the Company and not involving a Related Person.

(ii) The term “Related Person” shall mean any individual, partnership, corporation, trust or other person or entity (together with its “affiliates” and “associates,” as defined in Rule 12b-2 of the General Rules and Regulations under the 1934 Act), which as of the date of the execution of an agreement in principle or a definitive agreement with respect to a Business Combination are “beneficial owners” (as defined in Rule 13d-3 of the 1934 Act) in the aggregate of ten percent 10%) or more of the outstanding Voting Shares of the Company, and any affiliate or associate of any such Related Person.

(iii) The term “Continuing Director” shall mean any member of the Board of Directors of the Company who was a director of the Company on the date of the formation of this corporation or who is unaffiliated with the Related Person and was a member of the Board of Directors prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors.

(iv) The term “Continuing Director Quorum” shall mean two-thirds of the total number of Continuing Directors capable of exercising the powers conferred on them.

(v) The term “Fair Market Value” shall mean: (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stock, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or , if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, is such stock is not listed on any such exchange during the 30-day period preceding the date in question on the National Company of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Continuing Directors in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Continuing Directors in good faith.

(vi) The term “Person” shall mean an individual, corporation, partnership, association or other entity.

(vii) The term “Subsidiary” shall mean any corporation or other entity of which the Person in question owns not less than fifty percent (50%) of any class of equity securities, directly or indirectly.

(viii) The term “Voting Shares” shall mean any shares of the Company’s Common Voting Capital Stock.

(ix) The term “Whole Board of Directors” shall mean the total number of directors which the Company would have if there were no vacancies on the Board.

(B) Certain Determination With Respect to Article VI.

(i) A Related Person shall be deemed to have acquired a share of the capital stock of the Company at the time when such Related Persons became the beneficial owner thereof. With respect to shares owned by affiliates, associates or other Persons whose ownership is attributed to a Related Person under the foregoing definition of Related Person, if the price paid by such Related Person for such shares is not determinable, the price so paid shall be deemed to be the higher of (a) the price paid upon acquisition thereof by the affiliate, associate or other Person or (b) the market price of the shares in question (as determined by the majority of the Continuing Directors) at the time when the Related Person became the beneficial owner thereof.

(ii) For purposes of paragraph (B)(i) of this Article VI, in the event of a Business Combination upon consummation of which the Company would be the surviving corporation or would continue to exist (unless it is provided, contemplated or intended that as part of such Business Combination a plan of liquidation or dissolution of the Company will be effected), the term “other consideration to be received” shall include (without limitation) capital stock of the Company retained by stockholders of the Company (other than Related Persons who are parties to such Business Combination).

(C) Fiduciary Obligations. Nothing contained in this Article VI shall be construed to relieve any Related Person from any fiduciary obligation imposed by law or equity.

(D) Standards of Board of Directors Evaluation of Offers. The Board of Directors of the Company, when evaluating any offer of another Person (as defined in paragraph 2(A)(vi) hereof) to (i) make a tender or exchange offer for any equity security of the Company, (ii) merger or consolidate the Company with another association or corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Company and its stockholders, give due consideration to all relevant factors, including, without limitation, (a) the social and economic effects of acceptance of such offer on its customers and employees, and on the communities in which the Company operates or is located, and (b) the ability of the Company to fulfill the objectives of a public communication company under applicable federal statutes and regulations.

(3) Amendment and Repeal of Article VI.

Notwithstanding any other provision of this Charter or the Bylaws of the Company (and notwithstanding the fact that a lesser percentage may be specified by law) any amendment, change or repeal of this Article VI, or any other amendment of this Charter which will have the effect of modifying or permitting circumvention of this Article VI, shall require the affirmative vote of the holders of at least eighty percent (80%) of the then outstanding Voting Shares of the Company, voting separately as a class; provided, however, that this paragraph 3 shall not apply to and such eighty percent (80%) vote shall not be required for, any such amendment, change or repeal recommended to stockholders of the Company by the affirmative vote of not less that two-thirds of the Continuing Directors, and such amendment, change or repeal so recommended shall require only the vote, if any, required under the applicable provisions of law. For the purposes of this paragraph 3 only, if at the time when any such amendment, change or repeal is under consideration there is no proposed Business Combination, the term “Continuing Directors” shall be deemed to mean the Whole Board of Directors.

(4) Election with respect to the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act.

The provisions of the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act shall not be applicable to the Corporation.

ARTICLE VII

Certain Factors That May Be Considered By Directors.

In considering or acting on an offer or proposal that relates to (I) the sale of all or substantially all of the assets of this Corporation, whether or not in the usual and regular course of the business of the Corporation, (2) the sale of all or substantially all of the stock of this Corporation or a sufficient amount of the voting stock to affect the control of the Corporation, or (3) the merger or consolidation of this Corporation with or into any other corporation, a Director of this Corporation, in determining what he reasonably believes to be in the best interests of the

Corporation, shall consider (a) the long-term as well as short-term interests of the Corporation, (b) the interests of the shareholders, long-term as well as short-term, including the possibility that those interests may be best served by the continued independence of the Corporation, (c) the interests of the Corporation’s employees, customers, creditors and suppliers, and (d) the interests of the community in which any office or other facility of the Corporation is located. A Director in his discretion may also consider any other factors which he reasonably believes to be in the best interests of the Corporation. A person who performs his duties in accordance with this section shall be deemed to have no liability by reason of being or having been a Director of the Corporation.

ARTICLE VIII

Cumulative Voting.

No shareholder of the Corporation shall have the right to cumulate his or her votes for any purpose.

ARTICLE IX

Preemptive Rights.

The Corporation elects to have preemptive rights with respect to its Common Voting Capital Stock.

ARTICLE X

Incorporator.

The name and address of each incorporator is as follows:

Jerry W. Amos

Amos & Jeffries, L.L.P.

P.O. Box 787

Greensboro, NC 27402

ARTICLE XI

Initial Directors

The number of directors constituting the initial Board of Directors shall be four, and the names of the persons who are to serve as the initial directors are as follows:

B. Earl Hester, Jr.

P.O. Box 808

Lexington, NC 27293-0808

Meredith Harris Mode

P. O. Box 808

Lexington, NC 27293-0808

Richard G. Reese

P. O. Box 808

Lexington, NC 27293-0808

Royster M. Tucker, Jr.

P. O. Box 2326

High Point, NC 27261

These Articles of Incorporation shall be effective upon filing.

Dated: August 15, 1995

/s/ Jerry W. Amos
Jerry W. Amos Incorporator

97 135 5052	0-0375575 FILED 11:38 AM May 16, 1997 EFFECTIVE ELAINE F. MARSHALL SECRETARY OF STATE NORTH CAROLINA

ARTICLES OF AMENDMENT

OF

LEXINGTON COMMUNICATIONS, INC.

The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1.	The name of the corporation is Lexington Communications, Inc.

2.	The following amendment to the Articles of Incorporation of the corporation was duly adopted by its shareholders on the 6th day of May, 1997 in the manner prescribed by law:

Article IV of the Articles of Incorporation of the Corporation is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

ARTICLE IV.

The aggregate number of shares which the corporation shall have authority to issue is 4,000,000 divided into two (2) classes. The designation and number of shares of each class and the par value, if any, of the shares of each class, or a statement that the shares of any class are without par value, is as follows:

CLASS	NUMBER OF SHARES	PAR VALUE PER SHARE
Common Voting Capital Stock	1,000,000	None
Non-Voting, Class B, Common Stock	3,000,000	None

The preferences, limitations and relative rights of each class of shares are as follows:

COMMON VOTING CAPITAL STOCK

The authorized common voting capital stock of the corporation shall consist of one million (1,000,000) shares having no par or nominal value, and such additional shares as may be hereafter authorized. All shares of this voting common stock shall be of equal dignity and equally entitled to vote and participate in the affairs, earnings and assets of the corporation.

The holders of voting common stock shall be entitled at any meeting of the shareholders of the corporation to one vote for each share held. All such shares shall be issued only as fully paid and non- assessable.

NON-VOTING, CLASS B, COMMON STOCK

The authorized non-voting Class B, common stock of the corporation shall consist of three million (3,000,000) shares having no par or nominal value, and such additional shares as may be hereafter authorized.

All shares of this class shall be identical with the common stock authorized, issued and outstanding except that this stock shall not, under any circumstances except as otherwise required by law, be entitled to vote, nor consent, nor be entitled to notice of meetings of common voting stock. All shares of the non-voting, Class B, common stock shall be issued only as fully paid and non-assessable and shall be issued by the Board of Directors of the corporation, from time to time, as the business may require, on terms and conditions prescribed by said Board of Directors in accordance with the provisions of this charter and applicable federal and state laws. The Board shall have the authority to set the price for which this stock may be sold, and said price may vary from time to time. The Board shall have the authority to issue and sell, as above provided, shares of the non-voting Class B, common stock up to the total number of shares authorized in the corporation’s chatter.

Each share of the two classes of common stock shall share equally in earnings, surplus, dividend or other distribution, and in the case of any stock dividends, each share shall be entitled to an equal proportion, per share, of the distribution in stock of its own class.

3. These Articles will be effective upon filing.

This the 9th day of May, 1997.

LEXINGTON COMMUNICATIONS, INC.

By:	/s/ Richard G. Reese
Title:	President

98 142 9045	0-0375575 FILED 3:43 PM May 29, 1998 EFFECTIVE ELAINE F. MARSHALL SECRETARY OF STATE NORTH CAROLINA

ARTICLES OF AMENDMENT

OF

LEXINGTON COMMUNICATIONS, INC.

The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1.	The name of the corporation is Lexington Communications, Inc.

2.	The following amendment to the Articles of Incorporation of the corporation was duly adopted by its shareholders on the 5th day of May, 1998 in the manner prescribed by law:

Article I of the Articles of Incorporation of the Corporation is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

ARTICLE I.

The name of the corporation is “LEXCOM, Inc.”

3.	These Articles will be effective upon filing.

This the 15th day of May, 1998.

LEXINGTON COMMUNICATIONS, INC.

By:	/s/ Richard G. Reese
Title:	President

SOSID: 0000000 Date Filed: 12/1/2009 10:00:00 AM ELAINE F. MARSHALL NORTH CAROLINA SECRETARY OF STATE C200933500027

ARTICLES OF SHARE EXCHANGE

BUSINESS CORPORATION

December 1, 2009

Pursuant to §55-11-05 and §55-11-07 of the General Statutes of North Carolina, the undersigned corporation does hereby submit the following Articles of Share Exchange as the acquiring corporation in a share exchange between a domestic business corporation and one or more domestic or foreign business corporations.

1.	The name of the acquiring corporation is Windstream Corporation, a corporation organized under the laws of Delaware,

2.	The name of the corporation whose shares were acquired is Lexcom, Inc., a corporation organized under the laws of North Carolina.

3.	The mailing address of the acquiring foreign corporation: 4001 Rodney Parham Road, Little Rock, Arkansas 72212. The acquiring foreign corporation will file a statement of any subsequent change in its mailing address with the North Carolina Secretary of State.

4.	The Plan of Share Exchange has been approved by the corporation whose shares will be acquired and by the acquiring corporation in the manner required by law.

5.	These articles will be effective as of 10:00 a.m. on December 1, 2009.

[The remainder of this page is left blank intentionally]

IN WITNESS WHEREOF, the undersigned has executed these Articles as of the day and year first above written.

WINDSTREAM CORPORATION

By:	/s/ Jeffery R. Gardner
Jeffery R. Gardner, President and Chief Executive Officer

SIGNATURE PAGE TO ARTICLES OF SHARE EXCHANGE

SOSID: 0375575 Date Filed: 12/14/2009 10:33:00 AM Elaine F. Marshall North Carolina Secretary Of State C200934500158

ARTICLES OF AMENDMENT

OF

LEXCOM, INC,

December 1, 2009

Pursuant to § 55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation:

1.	The name of the corporation is: Lexcom, Inc.

2.	The following amendment to the Articles of Incorporation of the corporation was duly adopted by its sole shareholder on December 1, 2009, in the manner prescribed by Chapter 55 of the North Carolina General Statutes:

Article IV of the Articles of Incorporation of the corporation is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

ARTICLE IV.

The total number of shares of stock which the corporation shall have authority to issue is 1,000 shares with a par value of $0.01 per share.

3.	These Articles of Amendment will be effective upon filing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of the day and year first written above.

LEXCOM, INC.

By:	/s/ John Fletcher
Name:	John P. Fletcher
Title:	Executive Vice President, General Counsel and Secretary